CONFIDENTIAL TREATMENT REQUESTED

Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Exhibit 10.1

Loan and Security Agreement

Borrowers:Talend, Inc., a Delaware corporation

Talend USA, INC., a Delaware corporation

Stitch Inc., a Delaware corporation

Address:800 Bridge Parkway, Suite 200

Redwood City, California  94065

Date:February 14, 2019

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between PACIFIC WESTERN BANK, a California state chartered bank (“Lender”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina  27701, and the borrowers named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.LOANS.

1.1  Loans. Lender will make loans to Borrower (the “Loans”), in amounts not to exceed the Credit Limit shown on the Schedule, subject to the provisions of this Agreement and subject to deduction of Ancillary Services Reserves and such other Reserves as Lender deems proper from time to time in its Good Faith Business Judgment with five Business Days prior written notice to Borrower.

1.2  Interest.  All Loans shall bear interest at the interest rate shown on the Schedule.  Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s operating account with Lender, and if there are insufficient funds in such operating account, to Borrower’s loan account  (in which case the same shall thereafter bear interest at the same rate as the other Loans).

1.3  Overadvances. If at any time or for any reason the total of all outstanding Loans exceeds the Credit Limit after giving effect to Ancillary Services Reserves and other Reserves as described in Section 1.1 (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand.  Without limiting Borrower's obligation to repay to Lender the amount of any Overadvance, at Lender’s option (exercised by written notice to Borrower), Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4  Fees.  Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Lender by facsimile or telephone.  Loan requests received after 1:00 PM Eastern Time will be deemed made on the next Business Day. Lender may rely on any telephone request for a Loan given by a person whom Lender reasonably believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.

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[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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1.6  Ancillary Services Sublimit. Subject to the availability of Loans, at any time and from time to time from the date hereof through the Business Day immediately prior to the Maturity Date, Borrower may request the provision of Ancillary Services from Lender.  The aggregate amount of the monetary Obligations relating to Ancillary Services at any time shall not exceed the Ancillary Services Sublimit, and the Credit Limit shall be reduced by reserves for Ancillary Services in an amount equal to the aggregate amounts of the following (the “Ancillary Services Reserves”): (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) limits on corporate credit card services provided to Borrower established by Lender in accordance with its customary practice, (iii) the total amount of any Automated Clearing House processing reserves, established by Lender in accordance with its customary practice, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Lender in connection with other treasury management services requested by Borrower and approved by Lender, established by Lender in accordance with its customary practice. In the event Ancillary Services Reserves would cause an Overadvance, Borrower shall deposit and maintain with Lender cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. In addition, Lender may, in its sole discretion, charge as Loans any amounts for which Lender becomes liable to third parties in connection with the provision of the Ancillary Services.  The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Lender’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute, to the extent not already executed.

1.7  Letters of Credit. Subject to Section 1.6 above, at the request of Borrower, Lender may, in its Good Faith Business Judgment, issue or arrange for the issuance of Letters of Credit for the account of Borrower, in each case in form and substance satisfactory to Lender in its sole discretion. Borrower shall pay Lender’s standard fees and charges in connection with all Letters of Credit and all other all bank charges (including charges of Lender’s letter of credit department) in connection with the Letters of Credit (collectively, the “Letter of Credit Fees”).  Any payment by Lender under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made.  Each Letter of Credit shall have an expiry date no later than six months after the Maturity Date.  Borrower hereby agrees to indemnify and hold Lender harmless from any loss, cost, expense, or liability, including payments made by Lender, expenses, and reasonable attorneys' fees incurred by Lender arising out of or in connection with any Letters of Credit other than any loss, cost, expense or liability that results from Lender’s gross negligence or willful misconduct.  Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Lender and opened for Borrower's account or by Lender's interpretations of any Letter of Credit issued by Lender for Borrower's account, and Borrower understands and agrees that Lender shall not be liable for any error, negligence (but excluding gross negligence), or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that Letters of Credit may require Lender to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank.  Borrower hereby agrees to indemnify and hold Lender harmless with respect to any loss, cost, expense, or liability incurred by Lender under any Letter of Credit as a result of Lender's indemnification of any such issuing bank other than any loss, cost, expense or liability that results from such issuing bank’s gross negligence or willful misconduct.  The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

1.8  Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Lender’s satisfaction its Obligations with respect to any Ancillary Services by the Maturity Date, then, effective as of such date, without limiting Lender’s other rights and remedies, the balance in any deposit accounts held by Lender and the certificates of deposit or time deposit accounts issued by Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) in an amount equal to the amount of the outstanding Obligations in respect of such Ancillary Services, shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services.  Borrower authorizes Lender to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue. Without limiting the foregoing, all Obligations relating to Ancillary Services (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender)  shall be due and payable on the Maturity Date.

2.  SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property);

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[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above; provided that in no event shall the Collateral include, and no security interest is hereby granted, in any Excluded Assets.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender) have been paid in full:

3.1  Corporate Existence and Authority.    Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not result in a Material Adverse Change.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Borrower of this Agreement and all other documents contemplated hereby (i) have been duly and validly authorized by Borrower, (ii) are not subject to any consents required to be obtained by Borrower which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles (regardless of whether enforcement is sought in equity or at law) and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $2,000,000 in the aggregate under any agreement or instrument which is binding upon Borrower or its property.

3.2  Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof.  Borrower shall give Lender 30 days' prior written notice before changing its legal name.  Borrower has complied, and will in the future comply, in all material respects, with all applicable laws relating to the conduct of business under a fictitious business name.

3.3  Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office.  In addition, as of the date hereof, Borrower has places of business and Collateral (other than movable property such at laptops and cell phones) is located only at the locations set forth in the Representations.  Borrower will give Lender at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral (other than movable property such at laptops and cell phones) to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that without providing such notice Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $1,000,000 fair market value of Equipment and Inventory is located at all such sales offices.

3.4  Title to Collateral; Perfection; Permitted Liens.

(a)  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.  The Collateral now is and will remain free and clear of any and all adverse claims in an amount exceeding $1,000,000 for all such claims, and free and clear of any and all Liens, except for Permitted Liens.  Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral to the extent such security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others.

(b)Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account (other than Excluded Accounts) is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory

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PACIFIC WESTERN BANK	Loan and Security Agreement

to Lender in its Good Faith Business Judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $500,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall reasonably request.  Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall reasonably request in connection therewith.

(d) Whenever any Collateral with fair market value in excess of $1,000,000 is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Lender, use commercially reasonable efforts to cause such third party to execute and deliver to Lender, in form reasonably acceptable to Lender, such landlord agreements, waivers, subordinations and other agreements as Lender shall specify in its Good Faith Business Judgment.    Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e)Except as disclosed in the Representations, Borrower is not a party to, nor is it bound by, any inbound license that is material to the conduct of Borrower’s business (other than commercially available off-the-shelf software or open source software) and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.

(f)Borrower and the Perfected Related Companies are the sole owner of the Intellectual Property material to the conduct of its business, except for non-exclusive licenses granted to their customers in the ordinary course of business.  To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents material to the conduct of its business is valid and enforceable, and no part of the Intellectual Property material to the conduct of it business has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim or violation would not reasonably be expected to cause a Material Adverse Change.

3.5  Maintenance of Collateral. Borrower will maintain the Inventory in good and merchantable condition and maintain all other tangible Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will promptly advise Lender in writing of any material loss or damage to the Collateral.

3.6  Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system sufficient to prepare financial statements in accordance with GAAP.

3.7  Financial Condition, Statements and Reports.    All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with IFRS or GAAP, as applicable, and now and in the future will fairly present in all material respects the results of operations and financial condition of Parent and its consolidated subsidiaries, in accordance with IFRS or GAAP, as applicable, at the times and for the periods therein stated (except, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments).  Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

3.8  Tax Returns and Payments; Pension Contributions.    Borrower has timely filed, and will timely file, all required income and other material tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local income and other material taxes, assessments, deposits and contributions now or in the future owed by Borrower, except for inadvertent failures to file or pay which do not result in liability exceeding $1,000,000 and which are promptly cured; provided that Borrower may defer payment of any contested taxes, assessments, deposits and contributions provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes, assessments, deposits and contributions by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes, assessments, deposits and contributions from becoming a Lien upon any of the Collateral.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in material additional taxes becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event

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with respect to, any such plan which could reasonably be expected to result in any liability of Borrower in excess of $1,000,000, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9  Compliance with Law.    Borrower has, to its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters, except where a failure to do so would not reasonably result in liability exceeding $1,000,000. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

3.10  Litigation.  As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower that could reasonably result in damages of more than $2,000,000.  Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower that could reasonably result in damages of more than $2,000,000.

3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for Borrower’s working capital and general corporate purposes.  Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12  Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4.  [intentionally omitted].

5.  ADDITIONAL DUTIES OF BORROWER.

5.1  Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2  Insurance.    Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance in such form and amounts that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender.  All such insurance policies shall name Lender as the exclusive lender loss payee, shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender,  and shall name Lender as additional insured with regard to liability coverage all as more specifically set forth in the Schedule.  Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the principal amount of the Loan (or cash collateralization of the other Obligations) as Lender shall determine in its Good Faith Business Judgment, except that, provided no Default or Event of Default has occurred and is continuing, Lender shall release to Borrower all insurance proceeds received by Lender.  If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.3  Reports.  Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other information with respect to Borrower as Lender shall from time to time specify in its Good Faith Business Judgment.

5.4  Access to Collateral, Books and Records.  At reasonable times, and on five Business Days’ prior notice (or, if an Event of Default has occurred and is continuing, on one Business Day’s prior notice), Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $900 per person per day (or such other amount as shall represent Lender’s then current standard charge for the same), plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender); provided that Borrower shall not be obligated to pay for more than one such audit in any calendar year (except that this limitation shall not apply to audits conducted while an Event of Default has occurred and is continuing).

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5.5  Negative Covenants.  Except as may be permitted in the Schedule, Borrower shall not, without Lender's prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:

(i) merge or consolidate with another corporation or entity, except (a) where the Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender)  are repaid in full concurrently with the closing of such merger or consolidation (excluding a merger described in clause (b)), and (b) that a Borrower may merge into another Borrower with ten Business Days prior written notice to Lender;

(ii) acquire any assets, except in the ordinary course of business, except for (a) acquisitions of assets outside the ordinary course of business for a purchase price not exceeding $10,000,000 for all such acquisitions in any fiscal year (not counting any part of the purchase price paid by the issuance of stock in a Borrower or Parent), and (b) transfers of assets to Borrower from Related Companies, and (c) other acquisitions of assets otherwise permitted under this Agreement;

(iii) [intentionally omitted];

(iv) sell or transfer any Collateral (including by means of a division of a legal entity into two or more separate entities, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law), except for (a) the sale of finished Inventory in the ordinary course of Borrower's business, (b) the sale of obsolete, worn-out, surplus or unneeded Equipment in the ordinary course of business, (c) non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business; (d) transfers of Collateral (other than Intellectual Property) to a Perfected Related Company, in a total amount not to exceed $1,000,000 in any fiscal year for all such transfers, (e) transfers of Collateral to a Non-Perfected Related Company that do not in the aggregate exceed $500,000 during any fiscal year for all transfers to Non-Perfected Related Companies, (f) dispositions of Accounts in connection with the settlement or collection thereof in the ordinary course of business and consistent with past practices, (g) other transfers of Collateral that do not in the aggregate exceed $500,000 during any fiscal year, (h) any transfer of Collateral permitted under this Section 5.5, (i) the use or other disposition of cash and Cash Equivalents otherwise not prohibited under this Agreement, (j) leases, subleases, licenses and sublicenses of real or personal property granted by Borrower in the ordinary course of business and not interfering in any material respect with Borrower’s business, (k) dispositions and transfers resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower, (l) the lapse or abandonment of registered Intellectual Property (or applications therefor) of Borrower to the extent not necessary or desirable in the conduct of its business, (m) transfers of improvements upon termination of any lease, (n) transfers of software and related Intellectual Property that was developed by Borrower to be used or provided as open source software, (o) the surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business and (p) transfers of Intellectual Property to Parent;

(v) [intentionally omitted];

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii) make any Investments, other than Permitted Investments;

(viii) create, incur, assume or permit to be outstanding any Indebtedness of Borrower other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the Indebtedness of another party or entity other than Permitted Indebtedness;

(x) pay or declare any dividends on Borrower's stock except for (A) dividends payable solely in stock of Borrower and (B) cash dividends payable to Parent or any other Perfected Related Company;

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock or other equity securities except for Permitted Distributions;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or any other business reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower (other than material transaction with Related Companies otherwise permitted under this Agreement), except for transactions that are in the

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ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person;

(xiv) reincorporate in another state without giving Lender 30 days prior written notice;

(xv) change its fiscal year without giving Lender 30 days prior written notice;

(xvi) create a Subsidiary, except for a wholly-owned Subsidiary of a Borrower that is organized under the laws of the United States or any state or territory thereof and that becomes a co-Borrower hereunder pursuant to documentation reasonably specified by Lender within 30 days after the date it is created, provided that, both before and after giving effect to the foregoing, no Default or Event of Default has occurred or would occur;

(xvii) dissolve or elect to dissolve, except that a Borrower which is a wholly-owned Subsidiary of another Borrower may dissolve, with ten Business Day prior written notice to the Lender, if all of its assets are distributed to another Borrower.

Transactions permitted under the following clauses of this Section 5.5 are only permitted if no Event of Default has occurred and is continuing, or would occur as a result of such transaction:  Clauses  (ii)(a), (iv)(d), (iv)(e), (iv)(g), (vii), (ix), (x), (xi), (xiii), (xiv), (xv), and (xvi).

5.6  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7Notification of Changes.  Borrower will give Lender written notice of any change in its chief executive officer or chief financial officer within ten days after the date of such change (which notice will be deemed to be provided if such information is disclosed in a report on Form 8-K, 10-Q or 10-K that Parent files with the SEC.

5.8Registration of Intellectual Property Rights.

(a)Borrower shall promptly give Lender written notice with each Compliance Certificate delivered pursuant to Section 6 of the Schedule of any applications or registrations it filed or obtained during the quarterly period covered by such Compliance Certificate with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any, and Borrower shall, promptly on Lender’s written request, execute and deliver to Lender such documents as Lender may reasonably request for Lender to maintain its perfection in such Intellectual Property or to note its security interest in such Intellectual Property.

(b)Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to the conduct of its business, (ii) detect infringements of the Intellectual Property that is material to the conduct of its business, and (iii) not allow any Intellectual Property that is material to the conduct of its business to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld; provided that this clause (b) shall not apply to any of Borrower’s open source software products.

(c)Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower.  Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

5.9  Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license that is material to the conduct of its business (other than commercially available off-the-shelf software or open source software) in the future, Borrower shall:  (i) provide written notice to Lender of the material terms of such license with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest therein, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

5.10  Further Assurances.  Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to perfect and maintain Lender's perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

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6.   TERM.

6.1  Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2  Early Termination.    This Agreement may be terminated prior to the Maturity Date as follows:  (i) by Borrower, upon not less than three days prior written notice of termination to Lender and the Loans and other monetary Obligations being repaid in full (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender); provided that a notice of termination delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by Borrower (by written notice to Lender on or prior to the specified effective date) if such condition is not satisfied; or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

6.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender), whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Lender or issued by another institution on behalf of Borrower based upon an application, guarantee, indemnity or similar agreement on the part of Lender hereunder, then on such date Borrower shall provide to Lender cash collateral in an amount equal to 103% of the face amount of all such Letters of Credit, plus all interest, fees and cost due or to become due in connection therewith (as estimated by Lender in its Good Faith Business Judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Lender’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Lender's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender)  have been paid and performed in full or fully cash-collateralized in a manner reasonably acceptable to Lender; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender) have been paid in full. Upon termination of this Agreement and payment in full of all Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender), Lender’s security interest in the Collateral (for the avoidance of doubt, excluding any cash collateral provided by Borrower to Lender in connection with such termination) shall automatically terminate and Lender shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Lender as may be required to fully terminate Lender's security interests.

7.  EVENTS OF DEFAULT AND REMEDIES.

7.1  Events of Default.  The  occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof, upon any Responsible Officer of Borrower having actual knowledge thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower's officers, employees or agents, pursuant to or in connection with this Agreement or any other Loan Documents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay (i) any Loan or any interest thereon when due, or (ii) any other monetary Obligation within three Business Days of the due date therefor; or

(c) an Overadvance exists and is not repaid or fully cash collateralized in a manner reasonably acceptable to Lender within three Business Days thereof; or

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(d) Borrower shall fail to comply with Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial Covenants”), or Section 8 of the Schedule (titled “Additional Provisions”); or

(d-1) Borrower shall fail to comply with Section 6 of the Schedule (titled “Reporting”), which is not cured within five Business Days; or

 (e) Borrower shall fail to perform any other non-monetary Obligation under or relating to this Agreement, (other than those in clause (d) or (d-1) above), which failure is not cured within ten Business Days after the date due, provided that if such failure cannot reasonably be cured within such ten Business Days, Borrower shall have an additional reasonable period of time not to exceed an additional ten Business Days to cure such failure; or

(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which Lien is not released or terminated within 20 days after the occurrence of the same; or

(g) any Collateral having a value in the aggregate of more than $2,000,000 is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien (other than a Permitted Lien) on any of the Collateral having an aggregate value in excess of $2,000,000 and action is taken to execute on such Lien, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency and has not been removed, discharged or rescinded within 10 days after it has been filed (but no Loans or other extensions of credit need be made or provided by Lender during such 10-day period);

(h) [intentionally omitted]; or

(i) a default or event of default shall occur under any document or agreement evidencing or relating to any Permitted Indebtedness in an amount in excess of $2,000,000 (after the expiration of any cure period under the documents relating thereto); or

(j) [intentionally omitted]; or

(k)a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of more than  $2,000,000 (to the extent not covered by a creditworthy insurer that has accepted coverage) shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 20 days or more; or

(l) Dissolution, termination of existence, or permanent suspension of business of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or

(m) the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 60 days after the date commenced (but no Loans or other extensions of credit need be made or provided by Lender until such dismissal had occurred); or

(n) any revocation or termination of, or denial of liability upon, or default beyond any applicable grace period under, any guaranty of the Obligations, or any document or agreement securing such guaranty, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any Guarantor; or

(o) revocation or termination of, or denial of liability upon, or default under, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any Related Company to secure any or all of the Obligations, or commencement of any Insolvency Proceeding by or against any such third party; or

(p) Borrower makes any payment on account of any Subordinated Debt, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement; or

(q) a Change in Control shall occur; or

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(r) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law.

Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2  Remedies.    Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower to the extent permitted by applicable law), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation (except that all Obligations shall be automatically accelerated and due and payable upon the commencement of any Insolvency Proceeding by Borrower or any Event of Default under Section 7.1(m)), and demand that Borrower (i) deposit cash with Lender in an amount equal to the amount of any Ancillary Services Reserves, as collateral security for the repayment of all Obligations, and (ii) pay in advance all Letter of Credit fees and other fees relating to Ancillary Services scheduled to be paid or payable over the remaining term of the Letters of Credit or applicable Ancillary Service, and Borrower shall promptly deposit and pay such amounts; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives to the extent permitted by applicable law: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  Lender shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Lender deems reasonable, or on Lender's premises, or elsewhere and the Collateral need not be located at the place of disposition.  Lender may directly or through any Affiliate purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender's Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender.  All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand (provided that no demand shall be required if Borrower is subject to any bankruptcy or insolvency proceeding), and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of Lender's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations and Letter of Credit Fees may be increased at the option of Lender by an additional two percent per annum (the “Default Rate”).

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7.3  Standards for Determining Commercial Reasonableness.  Borrower and Lender agree that a sale or other disposition (collectively, “Sale of Collateral”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) notice of the Sale of Collateral is given to Borrower at least ten days prior to the Sale of Collateral, and, in the case of a public Sale of Collateral, notice of the Sale of Collateral is published at least five days before the date of the Sale of Collateral in a newspaper of general circulation in the county where the Sale of Collateral is to be conducted; (ii) notice of the Sale of Collateral describes the Collateral in general, non-specific terms; (iii) the Sale of Collateral is conducted at a place designated by Lender, with or without the Collateral being present; (iv) the Sale of Collateral commences at any time between 8:00 a.m. and 6:00 p.m;  (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of Collateral of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Investment Property. If a Default or an Event of Default has occurred and is continuing, at Lender’s option (exercised by written notice to Borrower), Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and Borrower shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

7.5  Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:  (a) execute on behalf of Borrower any documents that Lender may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Lender's security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other Lien, or assignment or satisfaction of mechanic's, materialman's or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, documents, evidence of payment or Collateral that may come into Lender's possession; (d) endorse all checks and other forms of remittances received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents, which action or payment is reasonably necessary to protect Lender’s interests; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall Lender's

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rights under the foregoing power of attorney or any of Lender's other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.6  Application of Proceeds.  All proceeds realized as the result of any Sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.  If, Lender, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Lender shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.7  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other Loan Document, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender)  have been fully paid and performed.

8.Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, another Person controlling, controlled by or under common control with such Person.

“this Agreement”, “the Loan Agreement” and “this Loan Agreement”  mean collectively to this Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be amended, restated, modified or otherwise supplemented from time to time by a written agreement signed by Borrower and Lender.

“Ancillary Services” means any of the products or services requested by Borrower and approved by Lender, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, and other treasury management services.

“Ancillary Services Reserves” is defined in Section 1.6

 “Ancillary Services Sublimit” is set forth in Section 1 of the Schedule.

“Business Day” means a day on which Lender is open for business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of this Agreement, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof (without giving effect to implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842)) shall be considered capital leases, and, all calculations and deliverables under this Agreement or any other Loan Document (other than for purposes of the delivery of financial statements prepared in accordance with GAAP), shall be made or delivered, as applicable, in accordance therewith.

“Change in Control”  means any of the following, in each case without the prior written consent of Lender (which shall be a matter of its Good Faith Business Judgment):  (i) Parent shall cease to own directly or indirectly 100% of the outstanding stock of any Borrower, without the prior written consent of Lender, or (ii) any direct or indirect reorganization, consolidation, or merger of Parent where the holders of the Parent’s securities before the transaction beneficially own less than 50% of the

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outstanding voting securities of the surviving entity immediately after the transaction, or (iii) a sale or other transfer of assets of Parent (on a consolidated basis) having a value of more than 50% of the total value of the assets of Parent (on a consolidated basis), in any single transaction or series of related transactions, or (iv) a transaction (other than a bona fide equity financing or series of financings that are either (i) public offerings or (ii) on terms and from investors acceptable to Lender in its Good Faith Business Judgment), in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Parent, who did not have such power before such transaction.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“control” of a Person means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

 “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation  all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Borrower to Lender.

 “Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Excluded Accounts”  means Deposit Accounts (i) where the balance maintained in such accounts will not exceed, for a period of more than two consecutive Business Days in any month, $250,000 for any one account or $1,000,000 for all such accounts, (ii) used specifically and exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for Borrower’s employees or (iii) consisting of collateral Deposit Accounts subject to Permitted Liens.

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“Excluded Assets” means collectively:  (i) any fee-owned real property and all leasehold interests in real property; (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (iii) any lease, license, franchise, charter or other governmental authorization or any contract or agreement to which Borrower is a party, and any of its rights or interests thereunder or assets subject thereto, if and to the extent that a Lien in favor of Lender is prohibited by or in violation of (x) any applicable law, rule or regulation, or (y) a term, provision or condition of any such lease, license, franchise, charter, governmental authorization, contract or agreement or would create a right of termination in favor of any other party thereto or otherwise give rise to any consent rights of such other party or result in a default; provided, that, in each case, if such applicable law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation or enforcement of such security interest pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law, then the foregoing shall not constitute Excluded Assets (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable; (iv) cash collateral accounts subject to Permitted Liens, trust accounts, payroll accounts, accounts used solely for employee withholding tax and benefit payments, and Excluded Accounts,  including all deposits and financial assets maintained therein; and (v) assets subject to certificates of title; provided that, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Foreign Subs” has the meaning given in Section 8(a) of the Schedule.

“Foreign Exchange Reserve Percentage” means reserves in an amount equal to a percentage of FX Contracts outstanding, as established by Lender in accordance with its customary practice.

 “FX Contracts” means contracts between Borrower and Lender for foreign exchange transactions.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable as of the date of determination.

 “General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means Lender’s business judgment as a secured lender, exercised honestly and in good faith and not arbitrarily.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board, as in effect from time to time.

 “including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances

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and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.

“Intellectual Property”  means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect,  including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary).

“Investment Policy” means that certain cash investment policy guidelines of Talend S.A. adopted May 26, 2016, a true copy of which Borrower has provided to Lender, as such policy may be amended, restated, supplemented or otherwise modified from time to time; provided that any such amendment, restatement, supplement or modification shall be approved by Parent’s board of directors (or authorized committee thereof), copies of which have been provided to Lender promptly upon such approval.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Lender at Borrower’s request.

 “Letter of Credit Fees” is defined in Section 1.7.

 “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents”  means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Lender and Borrower entered into in connection with, or relating to, this Agreement or the Ancillary Services, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change”  means a material adverse effect on (i) the operations, business or financial condition of Parent and its Subsidiaries, taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the perfection or priority (subject to Permitted Liens) of Lender’s security interest in the Collateral, or (iv) or  the ability of Lender to enforce or collect the Obligations.

“Non-Perfected Related Company” means a Related Company during such time as it is not a Perfected Related Company

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any other Loan Document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification,

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Ancillary Service, or otherwise, whether direct or indirect (including, without limitation, any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Overadvance” is defined in Section 1.3.

“Parent” means Talend SA, a French société anonyme.

 “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Perfected Related Company” means a Related Company during such time as Lender holds a Continuing Guaranty from such Related Company and Lender has a perfected first-priority security interest in all or substantially all of the assets of the Related Company (subject to Permitted Liens), in each case, satisfactory to Lender and pursuant to documentation satisfactory to Lender, in its Good Faith Business Judgment.

“Permitted Distributions” means:

(i)repurchases of stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Million Dollars ($1,000,000.00) per fiscal year;

(ii)repurchases of stock of former employees pursuant to stock purchase agreement by the cancellation of indebtedness owed by such former employees to Parent;

(iii)distributions or dividends consisting solely of Parent’s capital stock or rights under any stockholder rights plan;

(iv)purchases for value (in a nominal amount) of any rights distributed in connection with any stockholder rights plan adopted by Parent;

(v)the payment of cash in lieu of fractional shares;

(vi)purchases or withholding of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or the vesting of restricted stock units or in connection with the satisfaction of withholding tax obligations;

(vii)dividends and distributions made by any Related Company to any other Related Company; and

(viii)other payments, distributions, redemptions, retirements or purchases in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) in any fiscal year so long as an Event of Default does not exist at the time of any such payment, distribution, redemption, retirement or purchase and would not exist after giving effect thereto.

 “Permitted Indebtedness” means:

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(i)  the Obligations;

(ii) Indebtedness existing on the date hereof and disclosed in the Disclosure Letter;

(iii) accounts payable, intercompany charges of expenses, contract acquisition costs, deferred revenue and other accrued obligations incurred, all of the foregoing incurred in the ordinary course of business;

(iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v) Capitalized Lease Obligations and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $2,500,000 at any time outstanding, provided the amount of such Capitalized Lease Obligations and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vi) Subordinated Debt;

(vii) Indebtedness in a principal amount not to exceed $1,000,000 with respect to reimbursement obligations for letters of credit issued for the benefit of Borrower, and (but only for a period for 180 days after the date hereof) Indebtedness in a principal amount not to exceed $250,000 with respect to credit cards issued for Borrower;

(viii) (A) Indebtedness of Borrower to any Perfected Related Company and (B) Indebtedness of Borrower to any Non-Perfected Related Company in an aggregate principal amount at any time outstanding not to exceed $2,500,000;

(ix) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits of property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations of such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds or similar obligations, in each case incurred in the ordinary course of business;

(xi) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clause (ii) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower, and provided, in the case of Subordinated Debt, that it continues to be Subordinated Debt;

(xii) (A) guarantees by Borrower of any Indebtedness of any Perfected Related Company and (B) guarantees by Borrower of any Indebtedness of a Non-Perfected Related Company in an aggregate principal amount at any time outstanding not to exceed $2,500,000;

(xiii) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (xiii) shall not exceed $2,500,000 at any time outstanding;

(xiv) Indebtedness arising (A) in connection with customary treasury or cash management services in the ordinary course of business, and (B) from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in the ordinary course of business, which is repaid within five Business Days;

(xv)  customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(xvi) Indebtedness consisting of obligations under repurchase agreements constituting Permitted Investments;

(xvii) obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, provided that such agreement or arrangement was not entered into for speculative purposes;

(xviii) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(xix) obligations in respect of earn-outs and contingent purchase price obligations arising in connection with acquisitions permitted by Section 5.5(ii); and

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(xx)  all premiums (if any), interest, fees, expenses, charges and additional or contingent interest, indemnities or reimbursement requirements in respect of Indebtedness described in clauses (i) through (xix).

 “Permitted Investments” means:

(i) Investments existing on the date hereof and disclosed in the Disclosure Letter;

(ii) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof,  commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;

(iii) Investments in (A) a Perfected Related Company or (B) a Non-Perfected Related Company not to exceed $2.500,000 in the aggregate in any fiscal year;

(iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(v) Investments consisting of accounts receivable and notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(vi) Repurchases of stock permitted under clause (xi) of Section 5.5;
(vii) loans or advances made by the Borrower to its employees on an arms-length basis in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes;
(viii) deposits in Deposit Accounts and securities accounts maintained in accordance with this Agreement;

(ix) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, so long as any cash Investment by Borrower does not exceed $2,000,000 in the aggregate in any fiscal year;

(x) Investments permitted by the Investment Policy;

(xi) Contingent Obligations constituting Permitted Indebtedness and Contingent Obligations in respect of liabilities not constituting Indebtedness to the extent such liabilities are not otherwise prohibited by this Agreement;

(xii) intercompany charges of expenses in the ordinary course of business;

(xiii) (any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, provided that such agreement or arrangement was not entered into for speculative purposes;

(xiv) investments of any Person existing at the time such Person becomes a Subsidiary of Borrower or consolidates or merges with Borrower or any Subsidiary (including in connection with a permitted acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(xv) deposits constituting Permitted Liens;
(xvi) investments permitted by Section 5.5(ii) and any earnest money deposits made in connection therewith; and
(xvii) Investments in an aggregate amount not to exceed $5,000,000 in the aggregate in any fiscal year.

 “Permitted Liens” means the following:

(i) purchase money security interests in, and leases of, specific items of Equipment, and additions, accessions and improvements thereto, replacements therefor and proceeds thereof;

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(ii) Liens for taxes not yet payable or being contested in good faith and for which adequate reserves are maintained in accordance with GAAP, other than federal tax liens, or other tax liens which have priority over the security interest of Lender in the Collateral;

(iii) additional security interests which are consented to in writing by Lender, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Lender pursuant to a Subordination Agreement in such form and containing such provisions as Lender shall specify in its Good Faith Business Judgment;

(iv)  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) Liens incurred on pledges and deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations (including pledges or deposits securing liabilities for reimbursement or indemnity arrangements and letters of credit or bank guaranty reimbursement arrangements related thereto, in each case, in the ordinary course of business);

(vii)  Liens of warehousemen, landlords, mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings;

(viii) deposits or pledges of cash in the ordinary course of business to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds, and other obligations of a like nature arising in the ordinary course of business;

(ix) Liens existing on the date hereof and disclosed on the Disclosure Letter;

(x) cash collateral securing the following Permitted Indebtedness under clause (vii) of the definition thereof: (A) reimbursement obligations for letters of credit issued for the benefit of Borrower, and (B) only for a period for 180 days after the date hereof, obligations with respect to credit cards issued for Borrower;

(xi) leases or sublease of real property granted in the ordinary course of business, including in connection with leased premises;

(xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods;

(xiii) Liens on insurance proceeds securing the premium of financed insurance proceeds;

(xiv) non-exclusive licenses of Intellectual Property in the ordinary course of business (including, intercompany licensing of Intellectual Property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements);

(xv) any Lien existing on any property or asset (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) prior to the acquisition thereof by Borrower or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of such Subsidiary and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be ,and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(xvi) Liens of a collecting bank arising in the ordinary course of business under Section 4‑210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(xvii) Liens arising as a matter of law or created in the ordinary course of business in the nature of (x) normal and customary rights of setoff and bankers’ liens upon deposits of cash in favor of banks or other depository institutions, and (y) Liens upon accounts with banks, securities intermediaries or other depository institutions securing reasonable and customary fees for services in favor of such banks, securities intermediaries or other depository institutions with respect to such accounts;

(xviii) Liens on any cash earnest money deposit made by Borrower in connection with any letter of intent or acquisition agreement that is permitted by this Agreement;

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(xix) deposits as security for contested taxes or contested import or customs duties;

(xx) Liens representing the interest or title of a lessor, licensor, sublicensor or sublessor;

(xxi) Liens in favor of banks on accounts maintained with such banks, securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds services provided by such banks;

(xxii) any encumbrance or restriction with respect to the transfer of the equity interests in any joint venture or similar arrangement pursuant to the terms thereof; and

(xxiii) Liens on assets of Borrower not otherwise permitted above so long as (i) the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $2,500,000, and (ii) such assets do not include Intellectual Property or Accounts.

Lender will have the right to require, as a condition to its consent under subparagraph (iii) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Permitted Restrictions” means:

(i) restrictions and conditions imposed by law or by any Loan Document;

(ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is permitted hereunder;

(iii) restrictions or conditions imposed by any agreement relating to Indebtedness secured by Permitted Liens, if such restrictions or conditions apply only to the property or assets subject to the Permitted Lien;

(iv) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof;

(v) restrictions and conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior the acquisition of such Subsidiary or assets (and not created in contemplation of such acquisition);

(vi) contractual encumbrances or restrictions in effect as of the Effective Date and set forth on the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(vii) customary provisions in joint ventures agreements (and other similar agreements) (provided that such provisions apply only to such joint venture and to equity interests in such joint venture);
(viii) restrictions on cash or other deposits imposed by customers of Borrower or any Subsidiary under contracts entered into in the ordinary course of business; and

(ix) restrictions under any arrangement with any governmental authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.

 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the variable rate of interest per annum, most recently announced by Lender as its “prime rate” (whether or not such announced rate is the lowest rate available from Lender).

“Register” has the meaning set forth in Section 9.15.

 “Related Companies” means Parent and Parent’s direct and indirect wholly-owned Subsidiaries (other than Borrower), which are engaged in the same business as Parent or Borrower as determined by Lender in its Good Faith Business Judgment.

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 “Representations” has the meaning set forth in the Schedule.

“Reserves”  means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its Good Faith Business Judgment, reducing the Credit Limit:  (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Good Faith Business Judgment, do or could reasonably be expected to adversely affect (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets or business of Borrower and the Related Perfected Companies, taken as a whole, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender's good faith belief that any Collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect.

“Responsible Officer” means the chief executive officer,  chief financial officer,  or the controller of any Borrower or any other officer having substantially the same authority and responsibility.

 “Subordinated Debt” means unsecured Indebtedness which is on terms acceptable to Lender in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment

 “Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more subsidiaries of such Person.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.GENERAL PROVISIONS.

9.1  Application of Payments. Lender shall not be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower's loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest on the Obligations, all Payments will be deemed received when received in immediately available funds, and if such immediately available funds are received after 1:00 PM Eastern Time on any day, they shall be deemed received on the next Business Day.

9.2  Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other governmental authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law), in each case after the date hereof, shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase in any material respect the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. With respect to this Section 9.2, Lender shall treat Borrower no differently than Lender treats other similarly situated Borrowers.  A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender's reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred more than 180 days prior to the date that Lender notifies Borrower of the change giving rise to such increased costs and of Lender’s intention to claim compensation therefor; provided further that, if the change giving

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rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

9.3  Charges to Accounts.  Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Lender.

9.4  Monthly Accountings.  Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower absent manifest error.

9.5  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or three Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7  Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8  Waivers; Indemnity.    The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower.  To the extent permitted by applicable law, Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and to the extent permitted by applicable law Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its Affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

9.10  Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

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9.11  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12  Attorneys Fees and Costs.  Borrower shall reimburse Lender for all reasonable attorneys' and consultant’s fees (including without limitation those of Lender’s outside counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records (subject to the limitations in Section 5.4); protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment from the non-prevailing party. All attorneys' fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest thereafter at a rate equal to the highest interest rate then applicable to any of the Obligations.

9.13  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.  No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

9.14  Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Register.  Lender (acting solely for this purpose as an agent of the Borrower) shall maintain a register for the recordation of the name and address of Lender and any of the Lender’s assignees and principal amount (and stated interest) of the Loan owed to Lender and any of the Lender’s assignees pursuant to the terms hereof from time to time (the “Register”).  Any transfer of ownership of an interest in the Loan is required to be reflected in the Register.  The entries in the Register shall be conclusive absent manifest error, and Borrower, Lender and any of Lender’s assignees may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.    The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

9.16  Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.17  Public Announcement.    Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos (subject to review by Borrower in respect of any of its trademarks).

9.18  Confidentiality.  Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all information provided to or received by Lender from Borrower which would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to (i) on a need-to-know basis, its officers, directors, employees, attorneys, accountants and Affiliates so long as such Persons are instructed as to the confidential nature of such information, (ii) participants, prospective participants, assignees and prospective assignees so long as, prior to such disclosure, such Persons agree to maintain the confidentiality of such information in the same manner as this Section and (iii) such other Persons to

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whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.

9.19  Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in a court located in Los Angeles County, California, and each party consents to the jurisdiction of an such court and the referee referred to in Section 9.20 below, and waives, to the extent permitted by applicable law, any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other competent jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

9.20  Dispute Resolution.  Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to: (i) this Agreement or any supplement or amendment thereto; or (ii) any other Loan Document; or (iii) any breach, conduct, acts or omissions of any of the parties hereto or any of their respective directors, officers, employees, agents, attorneys or any other person affiliated with or representing any of the parties hereto; in each of the foregoing cases, whether sounding in contract or tort or otherwise (a “Dispute”) shall be resolved exclusively by judicial reference in accordance with Sections 638 et seq. of the California Code of Civil Procedure (“CCP”) and Rules 3.900 et seq. of the California Rules of Court (“CRC”), subject to the following terms and conditions. (All references in this section to provisions of the CCP and/or CRC shall be deemed to include any and all successor provisions.)

 (a)The reference shall be a consensual general reference pursuant to CCP Sections 638 and 644(a). Unless the parties otherwise agree in writing, the reference shall be to a single referee. The referee shall be a retired Judge of the Los Angeles County Superior Court  (“Superior Court”) or a retired Justice of the California Court of Appeal or California Supreme Court. Nothing in this section shall be construed to limit the right of Lender, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, or any other court in a jurisdiction in which any Collateral is located or having jurisdiction over any Collateral, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8).

(b)Within fifteen (15) days after a party gives written notice in accordance with this Agreement to all other parties to a Dispute that the Dispute exists, all parties to the Dispute shall attempt to agree on the individual to be appointed as referee. If the parties are unable to agree on the individual to be appointed as referee, the referee shall be appointed, upon noticed motion or ex parte application by any party, by the Superior Court in accordance with CCP Section 640, subject to all rights of the parties to challenge or object to the appointment, including without limitation the right to peremptory challenge under CCP Section 170.6. If the referee (or any successor referee) appointed by the Superior Court is unable, or at any time becomes unable, to serve as referee in the Dispute, the Superior Court shall appoint a new referee as agreed to by the parties or, if the parties cannot agree, in accordance with CCP Section 640, which new referee shall then have the same powers, and be subject to the same terms and conditions, as the predecessor referee.

(c)Venue for all proceedings before the referee, and for any Superior Court proceeding for the appointment of the referee, shall be exclusively within the County of Los Angeles, State of California.  The referee shall have the exclusive power to determine whether a Dispute is subject to judicial reference pursuant to this section. Trial, and all proceedings and hearings on dispositive motions, conducted before the referee shall be conducted in the presence of, and shall be transcribed by, a court reporter, unless otherwise agreed in writing by all parties to the proceeding. The referee shall issue a written statement of decision, which shall be subject to objections of the parties pursuant to CRC Rule 3.1590 as if the statement of decision were issued by the Superior Court. The referee’s powers include, in addition to those set forth in CCP Sections 638, et seq., and CRC Rules 3.900 et seq., (i) the power to grant provisional relief, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such

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term is defined in CCP Section 1281.8), and (ii) the power to hear and resolve all post-trial matters in connection with the Dispute that would otherwise be determined by the Superior Court, including without limitation motions for new trial, reconsideration, to vacate judgment, to stay execution or enforcement, to tax costs, and/or for attorneys’ fees. The parties shall, subject to the referee's power to award costs to the prevailing party, bear equally the costs of the reference proceeding, including without limitation the fees and costs of the referee and the court reporter.

(d)The parties acknowledge and agree that (i) the referee alone shall determine all issues of fact and/or law in the Dispute, without a jury (subject, however, to the right of a party, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8)), (ii) the referee does not have the power to empanel a jury, (iii) the Superior Court shall enter judgment on the decision of the referee pursuant to CCP Section 644(a) as if the decision were issued by the Superior Court, (iv) the decision of the referee shall not be subject to review by the Superior Court, and (v) the decision of the referee, once entered as a judgment by the Superior Court, shall be binding, final and conclusive, shall have the full force and effect of a judgment of the Superior Court, and shall be subject to appeal to the same extent as a judgment of the Superior Court.

9.21  Multiple Borrowers; Suretyship Waivers.

(a) Borrowers' Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender. Lender may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers' agent, or on behalf of one or more Borrowers, and Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers' obligations hereunder be affected thereby.

(b)Waivers.  Each Borrower hereby waives to the extent permitted by applicable law:  (i) any right to require Lender to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Lender or any indebtedness of Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any Guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any Guarantor or any endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any Guarantor or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Lender to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any Guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender) have been paid in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full payment of all of the Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender).  If any claim is ever made upon Lender for repayment or recovery of any amount or amounts received by Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Lender with any such claimant (including without limitation any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and Borrower shall be and remain liable to Lender under this

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Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Until the Obligations (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to Lender)  are paid in full in cash, each Borrower hereby expressly and unconditionally agrees not to exercise any rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower further hereby waives to the extent permitted by applicable law any other rights and defenses that are or may become available to Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.

 (c)Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Lender may, from time to time before or after revocation of this Agreement, do any one or more of the following in Lender's sole and absolute discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or Guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any Guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Lender determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable.  Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations.  Borrower further consents and agrees that Lender shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations.  Without limiting the generality of the foregoing, Lender shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

(d)[intentionally omitted].

(e)Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Lender. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of Lender with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower's financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting Lender to furnish to it any information now or hereafter in Lender's possession concerning the same or any other matter.

(f) Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

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9.22  Mutual Waiver of Jury Trial.    LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED.  EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Borrower:

Talend, Inc.

/s/ Adam Meister

By Adam Meister

Title CFO & Treasurer

Borrower:

Talend USA, Inc.

/s/ Adam Meister

By Adam Meister

Title CFO & Treasurer

Borrower:

STITCH Inc.

/s/ Adam Meister

By Adam Meister

Title Treasurer

Lender:

PACIFIC WESTERN BANK

/s/ James Duncan

By James Duncan

Title SVP

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Schedule to

Loan and Security Agreement

Borrowers:Talend, Inc.

Talend USA, INC.

Stitch Inc., a Delaware corporation

Address:800 Bridge Parkway, Suite 200

Redwood City, California  94065

Date:February 14, 2019

This Schedule forms an integral part of the Loan and Security Agreement between PACIFIC WESTERN BANK, a California state chartered bank, and the above Borrower of even date (the “Loan Agreement”).

1.  Credit Limit

(Section 1.1):An amount not to exceed the lesser of (a) or (b) below (the “Credit Limit”):

(a)a total of $30,000,000 at any one time outstanding (the “Maximum Credit Limit”); or

(b)an amount (the “Borrowing Base”) equal to:

(i) three times the Average Trailing Monthly Subscription Revenue of Borrower and Related Companies, multiplied by

(ii) the Retention Rate.

Definitions.  For purposes of this Agreement the following additional terms have the following meanings:

“Trailing Quarterly Subscription Revenue” of an entity means, at any date, the revenue from subscription-based contracts of such entity during the most recent fiscal quarter for which reports under Section 6 below have been received by Lender (provided that if such reports have not been received by the date due therefor, Lender may adjust the Borrowing Base in its Good Faith Business Judgment).

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“Average Trailing Monthly Subscription Revenue” of an entity means the Trailing Quarterly Subscription Revenue of the entity divided by three.

“Churn”  means, with respect to contracts that generate Trailing Quarterly Subscription Revenue, for any quarter (i) (A) the dollar value of the Trailing Quarterly Subscription Revenue under such contracts that were reduced, downgraded, cancelled, terminated or expired and not renewed in such quarter, less (B) the dollar value of the Trailing Quarterly Subscription Revenue of any contracts representing upselling, cross selling or transfers to new products in replacement of any contract described in clause (A), divided by (ii) the dollar value of the Trailing Quarterly Subscription Revenue under all contracts that were in effect at the beginning of such quarter; provided that in no event shall “Churn” be a negative number.

 “Retention Rate” means, for any quarter, a percentage equal to 100% minus Churn for such quarter.

Ancillary Services Sublimit:$3,000,000.

Total Overall Credit Limit:  Notwithstanding any provisions herein to the contrary, in no event shall the total Loans and Obligations relating to Ancillary Services at any time outstanding exceed $30,000,000.

2. Interest.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate in effect from time to time.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3.  Fees (Section 1.4):

Loan Fee:$150,000, payable (i) $50,000 concurrently herewith, (ii) $50,000 on the earlier of the first anniversary of the date hereof or any earlier termination of this Agreement, and (iii) an additional $50,000 on the earlier of the second anniversary of the date hereof or any earlier

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termination of this Agreement.  Notwithstanding the foregoing, the foregoing fee shall not be due and payable upon termination of this Agreement in connection with any capital raising transaction by Parent resulting in gross proceeds at or in excess of $25,000,000 on commercially reasonable terms, if Borrower and/or any Related Company requests amendments, waivers or consent under any Loan Document in order to permit such transaction and Lender does not provide such requested amendments, waivers or consents.

Unused Line Fee:In the event, in any fiscal quarter (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Loans and Ancillary Services Reserves outstanding during the month is less than the Maximum Credit Limit, Borrower shall pay Lender an unused line fee in an amount equal to 0.25% per annum on the difference between the Maximum Credit Limit and the average daily principal balance of the Loans and Ancillary Services Reserves outstanding during the fiscal quarter, which unused line fee shall be computed and paid quarterly, in arrears, on the first day of the following fiscal quarter and on termination of this Agreement.

4.  Maturity Date

(Section 6.1): February 14, 2022.

5.  Financial Covenants

(Section 5.1):Borrower shall cause Parent to comply with each of the following covenants:

Minimum Liquidity:Borrower shall cause Parent to maintain Liquidity at all times of not less than $15,000,000.

As used herein, “Liquidity” means Parent’s consolidated cash and cash equivalents plus Loans available hereunder.

Annualized

Recurring Revenue:Borrower shall cause Parent to maintain Annualized Recurring Revenue of not less than the following amounts as of the following dates:

Period	Minimum Annualized Recurring Revenue
March 31, 2019	[***]
June 20, 2019	[***]

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September 30, 2019	[***]
December 31, 2019	[***]
End of each quarter thereafter	[***]

*For periods after December 31, 2019, the above covenants shall be determined as follows:  On or before January 31, 2020, and January 31 in each succeeding year, Parent shall submit to Lender projections for the period the following year, on a quarterly basis, as approved by Parent’s Board of Directors, which shall include projections of Annualized Recurring Revenue for such periods, and Lender and Parent shall attempt to agree in writing on the amount of the minimum Annualized Recurring Revenue which Parent shall be required to maintain for such periods.  If for any reason Parent and Lender are not able to agree in writing on the same, prior to February 14, 2020, or February 14 of any subsequent year, then the minimum Annualized Recurring Revenue for the quarters in the following year shall be determined by Lender, based on said projections, in Lender’s Good Faith Business Judgment.

As used herein, [***].

6.  Reporting.

     (Section 5.3):

Borrower shall provide Lender with the following reports with respect to Parent, all of which shall be on a consolidated basis (unless otherwise provided below) and shall be in such form as Lender shall reasonably specify:

(a)	if requested by Lender, monthly accounts receivable agings and accounts payable agings, aged by invoice date, within 30 days after the end of each month;
(b)	quarterly unaudited financial statements, as soon as available, and in any event within 45 days after the end of each fiscal quarter of Parent;
(c)

quarterly report as to Trailing Quarterly Subscription Revenue and Churn of Borrower and Related Companies, with Borrowing Base certificate, within 30 days after the end of each fiscal quarter of Parent;

(d)

annual operating budgets and financial projections (including income statements, balance sheets and cash flow statements, by month) for each fiscal year of Parent within thirty days after the commencement of such fiscal year of Parent, approved by Parent’s board of directors;

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(e)

annual financial statements, as soon as available, and in any event within 180 days following the end of Parent's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants of national recognized standing;

(f)

each of the reports and financial statements in subsections (c) and (e) above shall be accompanied by Compliance Certificates, in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period no Default or Event of Default has occurred and is continuing, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall reasonably request;

(g)

to the extent applicable, copies of all statements, reports and notices sent or made available generally by Parent to its stockholders and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(h)	promptly upon receipt, each management letter prepared by Parent’s independent certified public accounting firm regarding Borrower’s management control systems;
(i)

such budgets, sales projections, operating plans or other financial information generally prepared by Parent and Borrower in the ordinary course of business as Lender may reasonably request from time to time; and

(j)

within 45 days of the last day of each fiscal quarter, a report signed by Parent, in form reasonably acceptable to Lender, listing any applications or registrations that Borrower has made or filed in the United States of America in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations in the United States of America, including but not limited to any subsequent ownership right of Parent in or to any Trademark, Patent or Copyright not specified in exhibits to any Intellectual Property Security Agreement delivered to Lender by Parent in connection with the Loan Agreement.

Documents required to be delivered pursuant to clauses (b), (e) and (g) above (to the extent any such documents are included in materials otherwise filed by Parent with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

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7.  Borrower Information:

Borrower represents and warrants that the information set forth in the Borrower Information Certificates previously submitted to Lender (collectively, the “Representations”) is true and correct as of the date hereof.

8.  ADDITIONAL PROVISIONS

(a)

Subsidiaries.  Borrower represents and warrants that Parent has no partially-owned or wholly-owned Subsidiaries which are not Borrowers hereunder, except for Subsidiaries organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia (“Foreign Subs”), which, at the date hereof, are as follows:

Talend Limited (a UK entity) (“Talend UK”);

Talend Beijing Technology Co., Ltd. (a China entity);

Talend KK (a Japan entity);

Talend Germany GmbH (a German entity);

Talend GmbH (a Switzerland entity);

Talend Ltd. (an Ireland entity);

Talend Limited (Canada) (a Canadian entity);

Talend Australia Pty (an Australian entity);

Talend Singapore Ptd. Ltd. (a Singapore entity);

Talend Netherland BV (a Netherlands entity);

Talend Italy S.R.L. (an Italian entity);

Talend Sweden AB (a Swedish entity);

Talend Spain, SL (a Spanish entity);

Talend Data Integration Services Private Limited (an Indian entity); and

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Restlet SAS (a French entity).

The Borrower further represents and warrants that Talend USA, Inc. does not do business in California in a manner that requires it to be qualified to do business in California.

(b)

Guaranties and Security Agreements.  Within 60 days after the date hereof, Borrower shall comply with the following:  Borrower shall cause Parent and Talend UK to each execute and deliver to Lender a Continuing Guaranty with respect to all of the Obligations, and a Security Agreement granting Lender a first-priority security interest in all of its assets (subject to “Permitted Liens” as therein defined), in such form as shall be recommended by Lender’s counsel in France and the UK, respectively, and as shall be reasonably acceptable to Lender, together with certified resolutions or other evidence of authority with respect to the execution and delivery of such Guaranty and Security Agreement, and Parent and Talend UK shall execute and deliver such other documents and take such actions as shall be reasonably necessary in order to perfect Lender’s first-priority perfected security interest in such assets (subject to “Permitted Liens”) or shall be reasonably recommended by Lender’s counsel in France and the UK, respectively.  Throughout the term of the Loan Agreement, Borrower shall cause such Guaranties and Security Agreements to continue in full force and effect.

(c)

Deposit Accounts. Borrower shall continue to maintain with Lender, and shall cause the Parent to continue to maintain with Lender, all of its Deposit Accounts and its primary investment accounts maintained in the United States (other than (i) Deposit Accounts where the balance maintained in such accounts will not exceed, for a period of more than two consecutive Business Days in any month, $500,000 for any one account or $2,500,000 for all such accounts, and (ii) Deposit Accounts securing obligations relating to letters of credit constituting Permitted Indebtedness under clause (vii) of the definition thereof).

(d)

Foreign Assets.  Borrower covenants that (i) the total amount maintained by Borrower in foreign bank accounts shall not, at any time, exceed $1,000,000, and (ii) the total assets of Borrower located outside the United States (including without limitation deposits in foreign bank accounts) combined shall not, at any time, exceed $2,500,000 in the aggregate.  Borrower shall not permit any of the assets of any of the Foreign Subs to

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be subject to any security interest, lien or encumbrance (other than Permitted Liens).  Borrower represents and warrants that neither it nor any Foreign Sub is subject to any agreement with any other Person which would restrict Borrower’s ability to cause a Foreign Sub to grant any security interest in, or lien or encumbrance on, its assets  (other than Permitted Restrictions), and Borrower agrees that neither it nor any Foreign Sub will in the future be subject to any such agreement (other than Permitted Restrictions).

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Borrower: Talend, Inc. /s/ Adam Meister By Adam Meister_______ Title CFO and Treasurer__	Lender: PACIFIC WESTERN BANK /s/ James Duncan By James Duncan______________ Title SVP_____________________
Borrower: Talend USA, Inc. /s/ Adam Meister By Adam Meister________ Title CFO and Treasurer__ Borrower: STITCH Inc. /s/ Adam Meister By Adam Meister_____ __ Title Treasurer__________

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